Exhibit 10.45

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of the 7th day of December 2018 by and between Rite Aid Corporation, a Delaware corporation (the "Company") and Justin Mennen ("Executive").

WHEREAS, the Company desires to employ Executive and Executive desires to provide the Company  with Executive's  services  subject  to the conditions  set forth herein.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive (individually a "Party" and together the "Parties"), intending to be legally bound, agree as follows:

1.         Term of Employment.

The term of Executive's employment under this Agreement  shall commence  on January  2, 2019 (the "Effective Date") and, unless earlier terminated pursuant to Section 5 below, shall continue for a period ending on the date that is two (2) years following the Effective Date (the "Original Term of Employment"). The Original Term of Employment shall be automatically renewed for successive one (1) year terms (the "Renewal Terms") unless at least one hundred twenty (120) days prior to the expiration of the Original Term of Employment or any Renewal Term, either Party notifies the other Party in writing that Executive or it is electing to terminate this Agreement  at the expiration  of the then current Term of Employment.  "Term" shall mean  the Original  Term of Employment  and all Renewal Terms.   For purposes of this   Agreement,

except as otherwise provided herein, the phrases "year during the Term" or similar language shall refer to each twelve (12) month period commencing on the Effective Date or applicable anniversaries thereof.

2.          Position  and Duties.

2.1        Generally.  During the Term, Executive shall serve as the Senior Vice President and Chief Information Officer and shall have such officer level duties, responsibilities and authority as are customary for a Senior Vice President and shall have such other officer level duties, responsibilities and authorities as shall be assigned by the Company from time to time consistent with such position. Executive shall devote Executive's full working time, attention, knowledge and skills faithfully and to the best of Executive's ability, to the duties and responsibilities assigned by the Company in furtherance of the business affairs and activities of the Company and its subsidiaries, affiliates and strategic partners. Executive shall report to Senior Executive Vice President, Chief Administrative Officer and Chief Financial Officer. Contemporaneously with termination of Executive's employment with the Company for any reason, Executive shall automatically resign from all offices and positions Executive holds with the Company or any subsidiary without any further action on the part of Executive or the Company.

2.2        Other Activities.  Anything herein to the contrary notwithstanding, nothing in this Agreement shall preclude the Executive from engaging in the following activities: (i) serving on the board of directors of a reasonable number of other corporations or the boards of a reasonable number of trade associations and/or charitable organizations, subject to the Company's approval, which shall not be unreasonably withheld, (ii) engaging in charitable activities and community affairs, and (iii) managing Executive's personal investments and affairs, provided that Executive's activities pursuant to clauses (i), (ii) or (iii) do not violate Sections 6 or 7 below or materially interfere with the proper performance of Executive's duties and responsibilities under this Agreement. Executive shall at all times be subject to, observe and carry out such rules, regulations, policies, directions, and restrictions as the Company may from time to time establish for officers of the Company or employees generally.

3.            Compensation.

3.1        Base Salary.  During the Term, as compensation  for Executive's services  hereunder, Executive shall receive a salary at the annualized  rate of Five Hundred  Thousand  Dollars ($500,000) per year ("Base Salary" as may be adjusted from time to time), which shall be paid in accordance with the Company's normal payroll practices and procedures, less such deductions or offsets required  by applicable  law or otherwise authorized  by  Executive.

3.2        Annual Performance Bonus.  Executive shall participate each fiscal year during the Term in the Company's annual bonus plan as adopted and approved by the Board or the Compensation Committee  from time to time.  Executive's annual  target bonus opportunity pursuant to such  plan (the "Annual Target Bonus") shall equal 50% of the Base Salary in effect   for Executive as of the beginning of such fiscal year; provided that for the current fiscal year in which the Effective Date falls ,  the 50% shall apply beginning with the fiscal period in which the Effective Date falls, through the balance of such fiscal  year.  Payment of any bonus

earned shall  be made in accordance with the terms of the Company's annual  bonus plan as in effect for the   year for which the bonus is  earned.

3.3        Equity Awards.  Executive will be eligible to participate during the Term in the Company's  Long Term  Incentive  Plan ("LTIP").  Executive's target long term incentive opportunity shall be one-hundred percent ( l 00%) of Executive's Base Salary. In the discretion of  the Board, on each regular grant date occurring during the Term, Executive will be granted long term incentive awards under the Company's 2014 Omnibus Equity Plan or any successor plan  thereto (the "Equity Plan"), a copy of which Equity Plan has been filed as Exhibit l 0.1 to the Company's current report on  Form 8-K filed  with the Securities and Exchange Commission on  June 23, 2014, pursuant to the LTIP valued at one-hundred percent (100%) of Base Salary  calculated  in a manner consistent with and containing the same terms and conditions as other   senior executives  of  the Company.

4.           Additional Benefits.

4.1        Employee Benefits.  During the Term, Executive shall be eligible to participate in the employee benefit plans (includjng, but not limited to medical, dental and life insurance plans, short-term and long-term disability coverage, the Supplemental Executive Retirement Plan and 40l(k) plans) in which executive employees of the Company are generally eligible to participate, subject to satisfaction of any eligibility requirements and the other generally applicable terms of such plans. Nothing in this Agreement shall prevent the Company from amending or terminating any employee benefit plans of the Company from time to time as the Company deems appropriate.

4.2        Expenses. During the Term, the Company shall reimburse Executive for any expenses reasonably incurred by Executive in furtherance of Executive's duties hereunder, including without limitation, travel, meals and accommodations, upon submission of vouchers or receipts and in compliance with such rules and policies relating thereto as the Company may from time to time adopt or as may be required in order to permit such payments to be taken as proper deductions by the Company or any subsidiary under the Internal Revenue Code of 1986, as amended, and the rules and regulations adopted pursuant thereto now or hereafter in effect (the "  ode").

4.3         Vacation.  Executive shall be entitled to four (4) weeks paid vacation during each year of the Term.

4.4        Automobile Allowance.  During the Term, the Company shall provide Executive with an automobile allowance of $1  ,  000.00 per month.

4.5        Annual Financial Planning Allowance.  During the Term, the Company shall provide Executive with an annual financial planning allowance in the amount of $3,000.00.

4.6        Housing and Travel Allowance.  The Company shall provide Executive with a Housing and Travel Allowance in the amount of Four Thousand Dollars ($4,000.00) per month for the first six (6) months of the Original Term of Employment. The provisions of Section 14(c) shall apply to any payments or reimbursements made under this section 4.6.

4.7        Relocation.  Executive shall relocate his primary residence to the greater Harrisburg area by September 1st 2019. Executive shall be eligible to participate in the Company's Level 1 relocation plan for executives.

4.8        Indemnification.  The Company shall (a) indemnify and hold Executive  harmless  ,  to the full extent permitted under applicable law, for, from and against any and all losses claims costs  expenses, damages ,  liabilities or actions (including security holder actions, in respect thereof) relating to or arising out of the Executive's employment with and service as an officer of the Company, and (b) pay all reasonable costs, expenses and attorney's fees incurred by Executive in connection with or relating to the defense of any such loss, claim, cost, expense, damage, liability or action, subject to Executive's  undertaking to repay in the event it is  ultimately determined that Executive  is not entitled to be indemnified  by the Company.  Following termination (except for termination by the Company for Cause) of the Executive's employment  or service with the Company or any subsidiaries of the Company, the Company  shall cause any director and officer liability insurance policies applicable to the Executive  prior  to such termination to remain in effect for six (6) years following the date of termination of employment.

5.          Termination.

5.1        Termination of Executive's Employment by the Company for Cause.  The Company may terminate Executive's employment hereunder for Cause (as defined below). Such termination shall be effected by written notice thereof delivered by the Company to Executive, indicating in reasonable detail the facts and circumstances alleged to provide a basis for such termination, and shall be effective as of the date of such notice in accordance with Section 12 hereof. "Cause," as determined in reasonable good faith by a committee comprised of three (3) senior officers (one of which shall be Executive's supervisor) of the Company, shall mean: (i) Executive's gross negligence or willful misconduct in the performance of the duties or responsibilities of Executive's position with the Company or any subsidiary, or failure to timely carry out any lawful directive of the Company; (ii) Executive's misappropriation of any funds or property of the Company or any subsidiary; (iii) the conduct by Executive which is a material violation  of this Agreement or Company Policy or which materially interferes with the   Executive's ability to perform Executive's duties; (iv) the commission by Executive of an act of fraud or dishonesty toward the Company or any subsidiary; (v) Executive's misconduct or negligence  which damages or injures the Company  or the Company's  reputation;  (vi) Executive is convicted of or pleads guilty to a misdemeanor  involving moral    turpitude or any felony; or (vii) the use or disclosure to any third party by Executive of any confidential or proprietary information  of the Company  or any subsidiary.

5.2        Compensation upon Termination by the Company for Cause or by Executive without Good  Reason.  In the event of Executive's termination of employment (i) by the  Company  for Cause or (ii) by Executive voluntarily  without Good  Reason:

(a)         Executive shall be entitled to receive (i) all amounts of accrued but unpaid Base Salary through the effective date of such termination, (ii) reimbursement for reasonable and necessary expenses incurred by Executive through the date of notice of such termination, to the extent otherwise  provided  under Section 4.2 above, and (iii) all other vested  payments and benefits to which Executive may otherwise be entitled pursuant to the terms of the applicable benefit plan or arrangement through the effective date of such termination ((i), (ii) and (iii) collectively, the "Accrued Benefits"). All other rights of Executive (and, except as provided in Section 5.6 below, all obligations of the Company) hereunder or otherwise in connection with Executive's employment with the Company shall terminate effective as of the date of such termination of employment and Executive shall not be entitled to any payments or benefits not specifically described  in this subsection  (a) or (b) below.

(b)         Any portion of any restricted stock or any other equity  incentive awards as  to which the restrictions have not lapsed or as to which any other conditions shall not have been satisfied prior to the date of termination  shall  be forfeited  as of the date of termination  date and any  portion of Executive's  stock options that have vested  and  become exercisable  prior to the  date of termination shall remain exercisable for a period of ninety (90) days following the date of termination  of employment (or, such  later date as may be permitted  by the relevant stock option   or equity  plan, or, if earlier,  until the expiration  of the respective  terms of the options),   whereupon all such options shall terminate; provided, however, in the event of termination of Executive by the Company for Cause, any stock options that have not been exercised prior to the date of termination  shall  immediately  terminate as of such  date.

Any termination of Executive's employment by Executive  voluntarily  without Good  Reason shall be effective upon a thirty (30) day notice to the Company or such earlier date as the Company determines in its discretion and designates in writing. A termination of Executive's employment  by the Company for Cause or by the Executive other than for Good  Reason  shall    not constitute  a  breach of this Agreement.

5.3        Compensation  upon Termination  of Executive's Employment  by the Company Other Than for Cause or by Executive for Good Reason.  Executive's employment hereunder may be terminated by the Company other than for Cause or by Executive for Good Reason.   In the event that  Executive's  employment  hereunder  is terminated  by the Company other than for Cause or by  Executive for Good   Reason:

(a)         Executive shall be entitled to receive (i) the Accrued Benefits, (ii) an amount equal to two (2) times the Executive's then Base Salary as of the date of termination of employment, such amount payable in equal installments pursuant to the Company's standard payroll procedures for management employees over a period of two (2) years following the date that the release of claims (referred to below) becomes irrevocable (provided, if as of the date of termination the release of claims could become irrevocable in either of two taxable years of Executive, payments shall not commence before the first day of the later such taxable year), and (iii) with respect to health insurance coverage, the cost of COBRA benefits (and equivalent benefits which shall be provided by the Company following expiration of any COBRA continuation period) to Executive and his immediate family for a period of one (I) year following the date of termination of employment, with such COBRA coverage running co extensively  with  the reimbursement  of such costs.

(b)         The stock option awards held by Executive shall vest and become immediately exercisable and the restrictions with respect to any awards of non-performance based restricted stock ("Restricted Stock") shall lapse, in each case to the extent such options would otherwise have become vested and exercisable (or such restrictions would have lapsed) had Executive remained in the employ of the Company for a period of one (I) year following the date of termination. Such portion of Executive's stock options (together with any portion of Executive's stock options that have vested and become exercisable prior to the date of termination) shall remain exercisable for a period of ninety (90) days following the date of termination of employment (or, such later date as may be permitted by the relevant stock option or equity plan, or, if earlier, until the expiration of the respective terms of the options), whereupon all such options shall terminate. Any remaining portion of Executive's stock options that have not vested

(or deemed to have vested) as of the date of termination shall terminate as of such date; and all shares of Restricted  Stock as to which the restrictions shall  not have lapsed as    of the date of termination  shall  be forfeited  as of such date.

(c)         If a termination pursuant to Section 5.3 of the Agreement occurs following the start of the Company's fiscal year, Executive shall also be entitled to receive, to the extent not previously paid (which shall  be paid at the same time paid to other eligible participants in the   bonus plan and following determination by the Compensation Committee (or the Board) that the Company has achieved or exceeded its annual perfonnance targets for the fiscal year), a pro rata annual bonus determined by multiplying the performance level achieved (relative to Executive's Annual Target Bonus amount) by the fraction (x) the numerator of which is the number of days between the beginning of the then current fiscal  year of the Company and the date of termination   of employment and (y) the denominator of which is 365. Executive shall also receive any unpaid annual  bonus earned for any completed  fiscal  year preceding the date of  termination.

(d)         All other rights of Executive (and, except as provided in Section 5.6 below, all obligations of the Company) hereunder or otherwise in connection with Executive's employment with the Company shall terminate effective as of the date of such termination of employment and Executive shall not be entitled to any payments or benefits not specifically described  in 5.3(a) through (c).

Any termination of employment pursuant to this Section 5.3 shall  be effective upon a  thirty (30) day notice thereof or the Company may elect in its sole discretion to reduce or  eliminate the notice period and pay the  Executive's Base Salary for some or all of the notice  period  in lieu of notice.  A termination of Executive's employment  by the Company other than  for Cause or by the Executive for Good Reason shall  not constitute a breach of this Agreement.  To be eligible for the payment,  benefits and stock  rights described  in Section 5.3(a)(ii) and   (iii), (b) and (c) above, Executive must execute within sixty (60) days of the date of termination, not revoke, and abide by a release (which shall be substantially in the form attached hereto as Appendix A) of all claims, cooperate with the Company  in the event of litigation and fully  comply with  Executive's  obligations  under Sections 6 and 7 below.

5.4        Definition of Good Reason.  For purposes of this Agreement, "Good Reason" shall  mean the occurrence of any one of the  following:

(a)        the assignment to Executive of any duties or responsibilities materially inconsistent with Executive's status and position as Senior Vice President and Chief Information Officer of the Company or any material adverse change in Executive's title or reporting relationships; or

(b)         any decrease in Executive's then Base Salary to which Executive has not agreed to in writing; or

(c)         a material  breach  by the Company of this Agreement;

provided, however, that the Executive has provided written notice (which shall set forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific  provisions of this Agreement on which  Executive  relies) to the Company  of the existence of any condition  described  in any one of the subparagraphs  (a), (b), or (c) within   thirty (30) days of the initial existence of such condition, and the Company has not cured the condition within thirty (30) days of the receipt of such notice. Any termination of employment by the Executive for Good Reason pursuant to Section 5.3 must occur no later than the date that is the  three (3) month anniversary of the initial existence of the condition giving rise to the termination right.

5.5       Compensation upon Termination of Executive's Employment bv Reason of Executive's Death or Total Disability.  In the event that Executive's employment with the Company is terminated by reason of Executive's death or Total Disability (as defined below), subject to the requirements  of applicable  law:

(a)        Executive or Executive's estate, as the case may be, shall be entitled to receive (i) the Accrued Benefits, (ii) any other benefits payable under the then current disability and/or death benefit plans, as applicable, in which Executive is a participant  and (iii) continued health insurance coverage for Executive and/or Executive's immediate family, as applicable (or reimbursement  to the  Executive  for the cost of  purchasing  health  insurance coverage substantially comparable to the coverage provided by the Company, excepting payments for such periods that the Company provides  such coverage) for a period  of one (1) year following the date  of death or Total  Disability as the case may be.  Executive or Executive's estate shall also be  entitled to receive, at the same time as is paid to other eligible participants in the bonus plan, following determination by the Compensation Committee (or the Board) of the Company's performance under the applicable annual performance goals for the fiscal year, a pro rata annual bonus determined by multiplying the performance level achieved (relative to Executive's Annual Target Bonus amount) by the fraction (x) the numerator of which  is the number of days between  the beginning of the then current fiscal year of the

Company and the date of termination of employment  and (y) the denominator  of which  is 365.   Executive or Executive's estate shall  also  be entitled to any unpaid annual bonus earned for any completed fiscal year preceding the date of termination.

(b)         All stock option awards held by Executive shall vest and become immediately exercisable and the restrictions with respect to any awards of Restricted Stock shall lapse, in each case to the extent such options would  otherwise  have  become vested and  exercisable (or such restrictions would have lapsed) had Executive remained in the employ of the Company for a period of one (1) year following the date of death or Total  Disability as the case  may be.  Such  pot1ion of Executive's stock options (together with any portion of Executive's     stock options that have vested  and  become exercisable prior to the date of termination) shall   remain exercisable for a period of ninety (90) days following the date of termination  of  employment (or, such  later date as may be permitted  by the relevant stock option or equity plan,   or, if earlier, until the expiration  of the respective terms of the options), whereupon  all such   options shall terminate. Any remaining  portion of Executive's  stock options that have not vested  (or deemed to have vested) as of the date of termination shall terminate as of such date; and all shares of Restricted Stock as to which the restrictions shall not have lapsed  (after application  of  this Section 5.5(b)) as of the date of termination  shall be forfeited  as of such date.

(c)         All other rights of Executive (and, except as provided in Section 5.6 below, all obligations of the Company) hereunder or otherwise in connection with Executive's employment with the Company shall terminate effective as of the date of such termination of employment and Executive shall not be entitled to any payments or benefits not specifically described  in Section  5.5(a) and (b).

"Total Disability" shall mean any physical or mental disability that has prevented  Executive from (a)(i) performing one or more of the essential functions of Executive's  position   for a period of not less than ninety (90) days in any twelve (12) month period and (ii) which is expected to be of permanent or indeterminate duration but expected to last at least twelve (12) continuous months or result in death of the Executive as determined  (y) by a physician  selected  by the Company  or its insurer or (z) pursuant to the Company's  benefit programs; or (b)   reporting to work for ninety (90) or more consecutive  business days and  being unable to engage  in any substantial  activity.

5.6        Survival. In the event of any termination of Executive's employment, Executive and the Company nevertheless shall continue to be bound by the terms and conditions set forth in Section 4.6 and Sections 5 through 10 hereof, which shall survive the expiration of the Term; provided, however, the indemnification obligations in Section 4.6 shall not survive expiration of the Term in the event of termination of Executive's employment by the Company for Cause.

5.7        Change in Control Best Payments Determination.  Any other provision of this Agreement to the contrary notwithstanding, if any portion of any payment or benefit under this Agreement either individually or in conjunction with any payment or benefit under any other plan, agreement or arrangement (all such payments and benefits, the "Total Payments") would constitute an "excess parachute payment" within the meaning of Internal Revenue Code Section 280G, that is subject to the tax imposed by Section 4999 of such Code (the "Excise Tax"), then the Total Payments to be made to Executive shall be reduced, but only to the extent that Executive would retain a greater amount on an after-tax basis than he would retain absent such reduction, such that the value of the Total Payments that Executive is entitled to receive shall be

$1 less than the maximum amount which the Employee may receive without becoming subject to  the Excise Tax.  For purposes of this Section 5.7, the determination  of whichever amount is    greater on an after-tax basis shall be (x) based on maximum federal, state and local income and employment  tax rates and the Excise Tax that would  be imposed on Executive and (y) made at    the Company's expense by independent accountants selected  by the Company and  Executive  (which may be the Company's income tax return preparers if Executive so agrees) which determination shall be binding on both Executive and the Company. Any such reduction as may apply  under this Section 5 7 shall be applied  in the following order: (i)  payments that are payable  in cash the full amount of which are treated as parachute payments under Treasury Regulation Section  l.280G-1, Q&A 24(a) will  be reduced (if necessary, to zero), with amounts that are   payable last reduced  first; (ii) payments and  benefits due in respect of any equity the full amount  of which are treated as parachute payments under Treasury Regulation Section  1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury  Regulation Section l.280G-l, Q&A 24) will  next be reduced; (iii) payments  that are payable  in  cash that are valued at less than full value under Treasury  Regulation  Section  I .280G- l,  Q&A  24, with amounts that are payable last reduced  first, will next be reduced; (iv) payments and  benefits due in respect of any equity valued  at less than full value under Treasury Regulation Section 1.2800-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section l.2800-l, Q&A 24) will next be reduced; and (v) all other non-cash  benefits not otherwise described  in clauses (ii) or (iv) will next be reduced   pro-rata.

5.8        No Other Severance or Termination Benefits.  Except as expressly  set forth herein, Executive shall not be entitled to damages or to any severance or other benefits upon termination of employment with the Company under any circumstances and for any or no reason, including, but not limited to any severance pay under any Company severance plan, policy or practice.

6.         Protection of Confidential Information.

Executive acknowledges that during the course of Executive's employment with the Company, its subsidiaries, affiliates and strategic partners, Executive will  be exposed to  documents and other information regarding the confidential affairs of the Company, its  subsidiaries, affiliates  and  strategic  partners,  including without  limitation,  information  about their past, present and future financial condition, pricing strategy, prices, suppliers, cost information, business and marketing plans, the markets for their products, key personnel, past, present or future actual or threatened  litigation, trade secrets and other intellectual  property,  current and prospective customer  lists, operational  methods, acquisition  plans, prospects,  plans for future development and other business affairs and information about the Company and its subsidiaries, affiliates and strategic partners not readily available to the public (the "Confidential Information"). Executive further acknowledges that the services to be performed under this Agreement are of a special, unique, unusual, extraordinary and intellectual  character.  In recognition  of the foregoing,  the Executive  covenants and  agrees as follows:

6.1        No Disclosure or Use of Confidential lnformation.  At no time shall Executive  ever divulge, disclose, or otherwise use any Confidential Information (other than as necessary to perform Executive's duties under this Agreement and in furtherance of the Company's best  interests), unless and until such information is readily available in the public domain  by reason  other than Executive's disclosure or use thereof in violation of the first clause of this Section 6.1. Executive acknowledges that Company is the owner of, and that Executive has not rights to, any trade secrets, patents, copyrights, trademarks, know-how or similar rights of any type,  including  any modifications or improvements  to any work or other  property developed, created  or worked  on  by Executive during the Term of this   Agreement.

6.2       Return of Company Property, Records and Files.  Upon the termination of Executive's employment at any time and for any reason, or at any other time the Board may so direct, Executive shall promptly deliver to the Company's  offices in  Harrisburg,  Pennsylvania  all of the property and equipment of the Company, its subsidiaries, affiliates and strategic partners (including any cell phones, pagers, credit cards, personal computers, etc.) and any and all documents,  records, and files, including  any notes,  memoranda, customer  lists, reports or any   and all other documents,  including any copies thereof, whether in hard copy form or on a    computer disk or hard drive, which relate to the Company, its subsidiaries, affiliates, strategic partners, successors or assigns, and/or their respective past and present officers, directors, employees or consultants (collectively, the "Company Property, Records and Files"); it being expressly  understood  that, upon termination  of Executive's employment  at any time and for  any reason, Executive shall not be authorized to retain any of the Company Property, Records and Files, any copies thereof or excerpts therefrom.

7.    Noncompetition  and  Other Matters.

7.1        Noncompetition.  During the Executive's employment with the Company or one of its subsidiaries and during the twelve (12) month period following the termination of Executive's employment (the "Restricted Period"), Executive will not directly, or indirectly knowingly cause any other person to, engage in Competition with the Company or any of its subsidiaries in the Restricted Area (as defined below).  "Competition" shall mean engaging in any activity for a Competitor of the Company or any of its subsidiaries, whether as a principal, agent, partner, officer, director, employee, independent contractor, investor, consultant or stockholder (except as a less than five percent (5%) shareholder of a publicly traded company) or otherwise.  A "Competitor" shall mean any individual or entity that engages in the same or similar business as one or more business units of the Company or its subsidiaries. As of the Effective Date, it is understood that the Company's business units include: (1) pharmacy benefits management ("PBM"), including the administration of pharmacy benefits for businesses, government agencies or health plans; mail order pharmacy; specialty pharmacy and Medicare Part D services; (2) the sale of prescription drugs either at retail or over the internet; and (3) retail health care ("RediClinic"). It is understood and agreed that PBM competitors include, but are not limited to, CVS Health, Express Scripts and Catamaran  Corp., as well as health  plans or  insurers that provide PBM services. It is also understood  and agreed  that retail pharmacy competitors include any individual or entity that sells or has imminent plans to sell prescription drugs, including but not limited to, drugstore companies such as Walgreens  Boots Alliance and  CVS Health; mass merchants such as Wal-Mart Stores, Inc. and Target Corp.; and food/drug combinations such as Kroger Co., Albertsons LLC and Ahold  USA.  It is understood  and agreed that RediClinic competitors include, but are not limited to, Walgreen's Take Care Clinics, CVS Health's  Minute Clinics and The  Little Clinic.   During Executive's employment  by the Company  or one of its subsidiaries  and during the Restricted  Period, Executive  will not directly, or   indirectly  knowingly cause any other person to, engage  in any activity that involves providing    audit review or other consulting or advisory services with respect to any relationship between the Company and any third  party.  The "Restricted  Area" means those states within  the United States  in which the Company, including its subsidiaries, conducts its business, including the District of Columbia  and  Puerto Rico.

7.2        Noninterference.  During the Restricted Period, Executive shall not, directly or indirectly, solicit, induce, or attempt to solicit or induce any officer, director, employee, agent or consultant of the Company or any of its subsidiaries, affiliates, strategic partners, successors or assigns to terminate his, her or its employment or other relationship with the Company or its subsidiaries, affiliates, strategic partners, successors or assigns for the purpose of associating with any competitor of the Company or its subsidiaries, affiliates, strategic partners, successors or assigns, or otherwise encourage any such person or entity to leave or sever his, her or its employment or other relationship with the Company or its subsidiaries, affiliates, strategic partners, successors or assigns for any other reason.

7.3        Nonsolicitation.  During the Restricted Period, Executive shall not, directly or indirectly, solicit, induce, or attempt to solicit or induce any customers, clients, vendors, suppliers or consultants then under contract to the Company or its subsidiaries, affiliates, strategic partners, successors or assigns, to terminate, limit or otherwise modify his,  her or its relationship with the Company or its subsidiaries, affiliates, strategic partners, successors or assigns, for the purpose of associating with any competitor of the Company or its subsidiaries, affiliates, strategic partners, successors or assigns, or otherwise encourage such customers, clients, vendors,  suppliers or consultants then under contract to terminate his, her or its relationship with the Company or its subsidiaries, affiliates, strategic partners, successors or assigns for any reason. During the Restricted Period, Executive shall not hire, either directly or through any employee, agent or representative, any field and corporate management employee of the Company or any subsidiary or any such person who was employed by the Company or any subsidiary within 180 days of such hiring.

7.4        Defend Trade Secrets Act.  Pursuant to Section 7 of the Defend Trade Secrets Act of 2016 (which added 18 U.S.C. § 1833(b)), Executive acknowledges that Executive shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement is intended to conflict with 18 U.S.C. § l 833(b) or create liability for disclosures of trade secrets that are expressly allowed by such Section.

8.         Rights and Remedies upon Breach.

If Executive  breaches ,  or threatens to commit a breach of, any of the provisions of   Sections 6 or 7 above (the "Restrictive Covenants"), the Company and its subsidiaries, affiliates,  strategic partners, successors or assigns shall have the following  rights and  remedies,  each of  which shall be independent of the others and severally enforceable, and each of which shall be in addition to, and not in lieu of, any other rights or remedies available to the Company or its subsidiaries,  affiliates,  strategic  partners,  successors or assigns at law or in equity.

8.1        Specific Performance.  The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction by injunctive decree or otherwise, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company or its subsidiaries, affiliates, strategic partners, successors or assigns and that money damages would not provide an adequate remedy to the Company or its subsidi aries,  affiliates, strategic  partners, successors  or assigns.

8.2        Accounting.  The right and remedy to require Executive to account for and pay over to the Company or its subsidiaries, affiliates, strategic partners, successors or assigns, as the case may be, all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as a result of any transaction or activity constituting a breach of any of the Restrictive Covenants.

8.3        Severability  of Covenants.   Executive acknowledges  and agrees that the Restrictive Covenants are reasonable and valid in geographic and temporal scope and in all other respects. If any court determines that any of the Restrictive  Covenants,  or any part thereof, is  invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected  and shall  be given full force and effect without  regard to the invalid   portions.

8.4        Modification by the Court.  If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable  because of the duration or scope of such  provision, such court shall have the power (and is hereby instructed by the parties) to modify or reduce the duration or scope of such provision,  as the case may  be (it being the intent of the  parties that any such modification or reduction be limited to the minimum extent necessary to render such provision  enforceable),  and, in its modified or reduced  form, such provision shall  then  be enforceable.

8.5        Enforceability in Jurisdictions.  Executive intends to and  hereby confers jurisdiction to specifically enforce the Restrictive Covenants by issuing an injunction in aid of arbitration upon  the courts of any jurisdiction  within the geographic scope of such covenants.  If  the courts of any one or more of such jurisdictions  hold the Restrictive  Covenants  unenforceable  by reason of the breadth of such scope or otherwise, it is the intention of Executive that such determination not bar or in any way affect the right of the Company or its subsidiaries, affiliates, strategic partners, successors or assigns to the relief provided herein in the courts of any other jurisdiction within the geographic scope of such covenants, as to breaches of such covenants  in  such other respective

jurisdictions, such covenants  as they  relate to each jurisdiction  being, for   this  purpose,  severable  into diverse and  independent covenants.

8.6        Extension of Restriction in the Event of Breach.  In the event that Executive breaches any of the provisions set forth in this Section  8, the length of time of the Restricted  Period shall be extended  for a period of time equal to the period  of time during which  Executive  is in breach of such  provision.

9.          No Violation of Third-Party Rights.  Executive represents, warrants and covenants that Executive:

(i)         will not, in the course of employment, infringe upon or violate any proprietary rights of any third party (including, without limitation, any third party confidential relationships, patents,  copyrights,  mask  works,  trade secrets,  or other  proprietary rights);

(ii)        is not a party to any conflicting agreements with third parties, which will prevent Executive from fulfilling the terms of employment and the obligations of this Agreement;

(iii)       does not have in Executive's possession any confidential or proprietary information or documents belonging to others and will not disclose to the Company, use, or induce the Company to use, any confidential  or proprietary  information  or documents  of others; and

(iv)       agrees to respect any and all valid obligations which Executive may now  have to prior employers  or to others relating  to confidential   information, inventions, discoveries or other intellectual property which are the property of those prior employers or others, as the case may be.

Executive agrees to indemnify and save harmless the Company from any loss, claim, damage, cost or expense of any kind (including without limitation, reasonable attorney fees) to which the Company may be subjected by virtue of a breach by Executive of the foregoing representations, warranties, and covenants.

10.        Arbitration.

Except as necessary for the Company and its subsidiaries, affiliates, strategic partners, successors or assigns or Executive to specifically enforce or enjoin a breach of this Agreement (to the extent such remedies are otherwise available), the parties agree that any and all disputes that may arise in connection with, arising out of or relating to this Agreement, or any dispute that relates in any way, in whole or in part, to Executive's employment with the Company or any subsidiary, affiliate or strategic partner, the termination of that employment or any other dispute by and between the parties or their subsidiaries, affiliates, strategic partners, successors or assigns, shall be submitted to final and binding arbitration in the Commonwealth of Pennsylvania according to the National Employment Dispute Resolution Rules and procedures of the American Arbitration Association at the time in effect.  The Company shall be responsible for any filing, administrative or arbitrator fees that exceed the amount it would cost to file a claim in a court of competent jurisdiction in the Commonwealth of Pennsylvania. This arbitration obligation extends to any and all claims that may arise by and between the parties or their subsidiaries, affiliates, strategic partners, successors or assigns, and expressly extends to, without limitation, claims or causes of action for wrongful termination, impairment of ability to compete in the open labor market, breach of an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and claims under the Pennsylvania Constitution, the United States Constitution, and applicable state and federal fair employment laws, federal and state equal employment opportunity laws, and federal and state labor statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Americans With Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1967, as amended, and any other state or federal law. Executive understands that by entering into this Agreement, Executive is waiving Executive's rights to have a court determine Executive's rights, including under federal, state or local statutes prohibiting employment discrimination, including sexual harassment and discrimination on the basis of age, race, color, religion, national origin, disability, veteran status or any other factor prohibited by governing law. Executive further understands that there is no intent herein to interfere with the Equal Employment Opportunity Commission's right to enforce the laws it oversees or your right to file an administrative charge of employment discrimination or a similar state or local administrative agency.

11.        Assignment.

Neither this Agreement, nor any of Executive's rights or obligations hereunder, may be assigned  or otherwise  subject to hypothecation  by Executive. The Company  may assign  its  rights and obligations hereunder, and Executive hereby consents to any such assignment, in whole or in part, (i) to any of the Company's subsidiaries, affiliates, or parent corporations; or (ii) to any other successor or assign in connection with the sale of all or substantially all of the Company's assets or stock or in connection with any merger, acquisition and/or reorganization involving the Company.

12.        Notices.

All notices and other communications under this Agreement shall be in writing and shall be given by fax or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three (3) days after mailing or twenty-four (24) hours after transmission of a fax to the respective persons named below:

If to the Company:

Rite Aid Corporation
30 Hunter Lane

Camp Hill, Pennsylvania 17011
Attention:  General  Counsel
Fax: (717) 760-7867

If to Executive:  Justin Mennen, at Executive's last address shown on the payroll records of the Company.

Any  party may change such  party's address for notices  by notice duly given  pursuant  hereto.

13.        General.

13.1      No Offset or Mitigation.  The Company's obligation to make the payments provided for in, and otherwise to perform its obligations under this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others whether in respect of claims made under this Agreement or otherwise. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts, benefits and other compensation payable or otherwise provided to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced, regardless of whether the Executive obtains other employment.

13.2      Governing Law.  This Agreement is executed in Pennsylvania and shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to conflicts of laws principles thereof which might refer such interpretations to the laws of a different state or jurisdiction. Any court action instituted by Executive relating in any way to this Agreement shall be filed exclusively in state or federal court in the Commonwealth of Pennsylvania and Executive consents to the jurisdiction and venue of said courts in any action instituted by or on behalf of the Company against Executive.

13.3     Entire Agreement. This Agreement sets forth the entire understanding of the parties relating to Executive's employment with the Company and cancels and supersedes all agreements, arrangements and understandings relating thereto made prior to the date hereof, written or oral,  between the Executive and the Company and/or any subsidiary or affiliate.

13.4      Amendments:  Waivers.   This Agreement  may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may  be waived,  only by a written instrument executed by the parties, or in the case of a waiver, by the party  waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall  in no manner affect the right of such party at a later time to enforce the  same.  No waiver by any party of the breach of any term or covenant contained  in this    Agreement, whether  by conduct or otherwise,  in any one or more instances, shall  be deemed to  be, or construed  as, a further or continuing  waiver of any such  breach,  or a waiver of the breach  of any other term or covenant  contained  in this  Agreement.

13.5      Conflict with Other Agreements. Executive represents and warrants that neither Executive's execution of this Agreement nor the full and complete performance of Executive's obligations hereunder will violate or conflict in any respect with any written or oral agreement or understanding  with any  person or entity.

13.6      Successors and Assig11s. This Agreement shall inure to the benefit of and shall be binding upon the Company (and its successors and assigns) and Executive and Executive's heirs, executors and personal representatives.

13.7      Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

13.8      Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

13.9      No Assignment.  The rights and benefits  of the Executive  under this Agreement  may  not  be anticipated,  assigned,  alienated  or subject to attachment,  garnishment,  levy, execution or other legal or equitable process except as required by law. Any attempt by the Executive to anticipate, alienate, assign,  sell, transfer,  pledge, encumber  or charge the same shall  be void. Payments hereunder shall not be considered assets of the Executive in the event of insolvency  or bankruptcy.

13.10    Survival.  This Agreement shall survive the termination of Executive's employment and the expiration of the Term to the extent necessary to give effect to its provisions.

13.11    Captions.  The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

13.12   Counterparts. This Agreement may be executed by the parties hereto in separate counterparts; each of which when so executed and delivered shall be an original but all such counterparts  together shall  constitute  one and the same  instrument.

14.       Compliance with Code Section 409A.

(a)         Interpretation: The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code ("409A"), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to 409A until the Executive has incurred a "separation from service" from the Company within the meaning of 409A. .

(b)        Payment of Benefits: To the extent necessary to avoid adverse tax consequences, and except as described below, any payment to which Executive becomes entitled under the Agreement, or any arrangement or plan referenced in this Agreement, that constitutes "deferred compensation" under 409A, and is (a) payable upon Executive's termination; (b) at a time when the Executive is a "specified employee" as defined by 409A shall not be made until the first payroll date after the earliest of: (I) the expiration of the six (6) month period (the "Deferral Period") measured from the date of Executive's "separation from service" within the meaning of such term under 409A; or (2) the date of Executive's death.

On the first payroll date after the expiration of the Deferral Period, all payments that would have been made during the Deferral Period (whether in a single lump sum or in installments) shall be paid as a single lump sum to Executive or, if applicable, Executive's beneficiary. This section shall not apply to any payment which meets the short term deferral exception to 409A or constitutes "separation pay" as described in Treasury Regulation Section 409A-I (b)(9) (in general, payments (i) that are made on an involuntary separation from service which (ii) do not exceed the lesser of two (2) times (x) the Executive's annualized compensation for the taxable year preceding the year in which the separation from service occurs or (y) the Code Section 40I(a)(l 7) limit on compensation for the year in which separation from service occurs and (iii) are paid in total by the end of the second calendar year following the calendar year in which the separation from service occurs).

For purposes of 409A, each payment and each installment described in this Agreement  shall be considered a separate payment from each other payment or installment and to the extent required by 409A, a payment due upon termination of employment will only be paid upon Executive's  separation  from  service within the meaning of such term  under  409A.

(c)        Reimbursements: To the extent required by 409A, with regard to any provision that provides for the reimbursement of costs and expenses, or for the provision of in kind benefits: (i) the right to such reimbursement or in-kind benefit shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses or in-kind benefits available or paid in one (I) year shall not affect the amount available or paid in any subsequent year; and (iii) such payments shall be made on or before the last day of the Executive's taxable year in which the expense occurred.

IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the date first written above.

RITE AID CORPORATION

/s/ James J. Comitale
By:	James J. Comitale
Its:	SVP, General Counsel and Secretary

EXECUTIVE

/s/ Justin Mennen
Justin Mennen

Appendix  A to Employment Agreement

Date

Name
Address

City,  State Zip

Re:       Severance  Agreement and General Release

Dear [Name]:

We are interested in resolving cooperatively  your separation of employment with Rite  Aid Corporation (the "Company"), which will take place on [DATE], (your "Separation Date"). Toward this end, we propose the following Severance Agreement, which includes a General Release.

Whereas, the Company has previously entered into an employment agreement with you, dated [DATE] (the "Employment Agreement"), which contains among other things, certain provisions  regarding  severance  compensation  payable  upon termination  of your employment with the Company under certain circumstances. Other than what is expressly set forth herein, the terms and conditions of the Employment  Agreement shall  remain in full force and   effect.

The terms and conditions set forth in Paragraph 1 below will apply regardless of whether you decide to sign this Severance Agreement and General Release. However,  you will not be eligible to receive the payments and benefits set forth in Paragraph 2 below unless you sign on or after the Separation Date and do not revoke this Severance  Agreement and General Release,   within the time period specified  below.

You may consider for twenty-one (21) days whether you wish to sign this Severance Agreement and General Release starting on the Separation Date.  Since this Severance    Agreement and General Release ("Agreement") is a legal document, you are advised to review it with an attorney prior to signing  it.

1.          General Terms of Termination. As noted above, whether or not you sign this Agreement:

(a)        Your last day of employment with the Company is your Separation Date. You will be paid for all time worked up to and including    your termination.

(b)        You will be paid for earned but unused vacation days and any properly documented reasonable expenses incurred in connection with your employment through your Separation Date.

(c)        Except as contemplated by the Employment Agreement, your eligibility to participate in all other group benefits except Company sponsored health insurance including medical, dental, vision and prescription as an employee  of the Company  will end on the last day  of the calendar  month in which separation  occurs.

(d)        You acknowledge (i) receipt of all compensation and benefits due through the Separation Date as a result of services performed for the Company with the receipt of a final paycheck, except as provided in this Agreement; (ii) you have reported to the Company any and  all work-related injuries incurred during employment; (iii) the Company properly provided any leave of absence because of your or your family member's  health condition and you have not   been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; and (iv) you have provided the Company with written notice of any and all concerns regarding suspected ethical and compliance  issues or violations  on the part of the Company or  any of the Released  Parties.

2.          Separation Payment. Except with respect to the Accrued  Benefits as defined  in the Employment Agreement, if you sign this Agreement, agreeing to be bound by the General Release in Paragraph 3 below and the other terms and conditions of this Agreement described below, and comply with the requirements of this Paragraph 2 (other than the Accrued Benefits),  you will receive the compensation and benefits as contemplated by the Employment Agreement. You will not be eligible for the payment and benefits described  in this Paragraph  2 unless: (i)    you sign this Agreement no later than twenty-one (21) days after you receive it, promptly  return  the Agreement to the Company after you sign it, and do not timely revoke it; and (ii) you have returned  all Company  property and documents in accordance  with Paragraph  15 below.

3.          General Release. In consideration of the benefits provided by the Company, you personally and for your heirs, executors, administrators, successors and assigns, fully, finally and forever release and discharge the Company and its parents, subsidiaries, and affiliates, as well as their respective successors, assigns, officers, owners, directors, agents, representatives, attorneys, and employees (collectively, the "Released Parties"), of and from all claims, demands, actions, causes of action, suits, damages, losses, and expenses, of any and every nature whatsoever, (a) as a result of actions or omissions occurring through the date Employee signs this Agreement or (b) arising at any time under or relating to any agreements between you and any Releasee exisiting as of the Separation Date. Specifically included in this waiver and release are, among other things, any and all claims under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Pennsylvania Human Relations Act, or any other federal, state or local statute, rule, ordinance, or regulation, as well as any claims under common law for tort, contract, or wrongful discharge (the "Released Claims"). The above release does not waive claims (i) for unemployment or workers' compensation benefits, (ii) for vested rights under ERISA-covered employee benefit plans as applicable on the date Employee signs this Agreement, (iii) to the extent prohibited by law, as a whistleblower under the Sarbanes-Oxley Act or Dodd-Frank Wall Street Reform and Consumer Protection Act, (iv) to interpret or enforce this Agreement, (v) that may arise after Employee signs this   Agreement and (iv) which cannot be released by private agreement. Nothing in this release generally prevents you from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, NLRB or any other federal, state or local agency charged  with the enforcement  of any employment  laws, although by signing this   release you waive the right to individual relief based on claims asserted in such a charge or complaint, except with the NLRB or anywhere    else such a waiver is prohibited.

4.          The parties agree and acknowledge that this Agreement and the considerations exchanged herein shall not constitute and shall not be interpreted as an admission on the part of the Company of a violation of any statute, law, or ordinance or of any other wrongdoing by the Company.

5.          The parties further agree that this Agreement is in full, complete, and final settlement by you of any and all claims, actions, causes of action, damages, or costs against the Company resulting from or pertaining to the Released Claims, your employment with, treatment at, severance from, or separation of employment from the Company.

6.           The parties agree that this Agreement shall supersede and replace any and all prior written or oral agreements previously entered into between them, which agreements shall be null and void and of no consequence, except that the parties agree that this paragraph does not apply to any agreements referenced in this Agreement or to any applicable confidentiality ,  noncompetition, noninterference, and/or nonsolicitation agreements.

7.          The parties agree that the laws of the Commonwealth of Pennsylvania  shall apply  to the terms and conditions of this Agreement,  and they consent to the exclusive jurisdiction  of  the Pennsylvania  courts  with respect to the enforcement  of this Agreement.

8.           You agree not to seek future employment with and waive any and all claims or rights to reemployment or reinstatement to your former position or any position within the Company or any of its  affiliates.

9.          You understand and agree that in the event any claim, suit, or action whatsoever shall be commenced by you, your heirs, executors, or administrators against the Company, based upon the Released Claims, this Agreement shall constitute a complete defense to any such claim, suit, or action.

10.        Except as specifically set forth herein, you waive any common law and/or statutory right to recover  attorneys' fees and costs, if   any.

11.        It is intended that this Agreement, and all payments or income to you contemplated by it, comply with, or are exempt from, the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and the Treasury Regulations promulgated thereunder. This Agreement shall be construed, administered, and governed in a manner  consistent  with this intent.

12.        It is agreed that the terms and provisions of this Agreement are to remain strictly confidential and that any disclosure of the terms of this Agreement by you to any employee or former employee of the Company, or to any other person, other than your legal counsel, tax advisors, or your immediate family members will constitute a material breach of this Agreement.

13.         You agree that you will not make any disparaging statements, oral or written, regarding the Company  to any person, firm or other entity.   You further agree, without limiting any other applicable remedies, that in the event of any breach of this provision, the Company's obligation to provide any and all consideration provided for in Paragraph 2 above will terminate. The

Company agrees that members of its senior management team will not disparage you for so long as they remain members of such management team.

14.        Regardless of whether you sign this Agreement, and as a condition of receiving the consideration set forth in Paragraph 2 above, you must return to your supervisor, retaining no copies, all Company property, including computers,  wireless devices, papers, files, documents, reference guides, equipment, keys, access key tag/card, identification cards, credit cards, software, computer access codes, disks, supplies and institutional manuals, and you shall not retain any copies, duplicates, reproductions or excerpts of any of the foregoing, whether in hardcopy or electronic format and are prohibited from using or disclosing confidential and/or proprietary information which you accrued in the course of your employment with the Company.

15.        You agree to make yourself available at mutually agreeable times to cooperate with the Company with respect to any legal proceedings that the Company believes, in its sole discretion, may be in any way related to your employment with the Company. Such cooperation encompasses your assistance with matters preliminary to the investigation of any legal proceedings and assistance during and throughout any litigation or legal proceeding, including, but not limited to, participating in any fact-finding or investigation, speaking with the Company's attorneys, testifying in depositions Upon submission of appropriate documentation, you shall be reimbursed for reasonable out-of-pocket expenses incurred in rendering such cooperation, which shall not include any attorneys' fees, testifying at hearings or at trial, and assisting with any post litigation matter or appeal. Nothing in this paragraph should be construed as suggesting or implying in any way that you should testify untruthfully.

16.        No provision of this Agreement shall be construed or enforced in a manner that would prevent Employee from testifying fully and truthfully under oath in any court, arbitration or administrative agency proceeding, or from filing a charge or providing complete and truthful information in the course of any government investigation. No provision of this Agreement shall be construed or enforced in a manner that would interfere with Employee's rights under the National Labor Relations Act, if any, to discuss or comment on terms and conditions of employment.

17.        You are advised to consult with an attorney prior to signing this Agreement. You have 21 days from the Separation Date to consider whether to sign this Agreement (the "Consideration Period"). You must return this signed Agreement to the Company's representative set forth below within the Consideration Period but not prior to the Separation Date. If you sign and return this Agreement before the end of the Consideration Period, it is because you freely chose to do so after carefully considering its terms. Additionally, you shall have seven (7) days from the date of the signing of this Agreement to revoke this Agreement by delivering a written notice of revocation within the seven-day revocation period to the same person as you returned this Agreement.  If the revocation period expires on a weekend or holiday, you will have until the end of the next business day to revoke. This Agreement will become effective on the eighth day after you sign this Agreement provided you do not revoke your consent to this Agreement prior to such day. Any modification or alteration of any terms of this Agreement by you voids this Agreement in its entirety. You agree with the Company that changes, whether material or immaterial, do not restart the commencement of the Consideration Period.

18.        In the event that, any one or more provisions (or portion thereof) of this Agreement is held to be invalid, unlawful or unenforceable for any reason, the invalid, unlawful or unenforceable provision (or portion thereof) shall be construed or modified so as to provide the Company with the maximum protection that is valid, lawful and enforceable, consistent with the intent of the Company and you in entering into this Agreement. If such provision (or portion thereof) cannot be construed or modified so as to be valid, lawful and enforceable, that provision (or portion thereof) shall be construed as narrowly as possible and shall be severed from the remainder of this Agreement (or provision), and the remainder shall remain in effect and be construed as broadly as possible, as if such invalid, unlawful or unenforceable provision (or portion thereof) had never been contained in this Agreement.

19.         No changes to this Agreement can be effective except by another written agreement signed by you and by the Company's authorized representative.

20.         You and the Company execute this Agreement voluntarily, with full knowledge of  its significance,  and  you acknowledge that you have read and fully understand the meaning of    this Agreement, intend to be legally bound by the Agreement, and that no inducement, duress, or coercion  caused  either  party to enter into this understanding.

PLEASE READ CAREFULLY

1.          THIS AGREEMENT CONSTITUTES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. IT DOES NOT WAIVE RIGHTS OR CLAIMS THAT MAY ARISE AFTER THE DATE IT IS EXECUTED;

2.           YOU AGREE THAT YOU ARE WAIVING RIGHTS AND CLAIMS YOU MAY HAVE IN EXCHANGE FOR CONSIDERATION IN ADDITION TO THINGS OF VALUE  TO WHICH  YOU  ARE ALREADY ENTITLED;

3.          YOU UNDERSTAND THAT YOU HAVE THE RIGHT TO CONSULT WITH AN  ATTORNEY  PRIOR TO EXECUTING  THIS AGREEMENT;

4.           YOU UNDERSTAND THAT YOU HAVE TWENTY-ONE (21) DAYS WITHIN WHICH TO CONSIDER THIS AGREEMENT;

5.           YOU UNDERSTAND THAT YOU HAVE SEVEN (7) DAYS FOLLOWING YOUR EXECUTION OF THIS AGREEMENT TO REVOKE IT AND THAT THIS AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED. REVOCATION MUST BE IN WRITING AND TIMELY DELIVERED TO: CHIEF ADMINISTRATIVE OFFICER, RITE AID CORPORATION,  30 HUNTER  LANE,  CAMP HILL,  PENNSYLVANIA, 17011.

In witness whereof, the parties hereto have executed this Agreement on the day and date indicated below.

RITE AID CORPORATION

By :

Its:

Dated:

EXECUTIVE

Dated: